UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934

Date of Report: February 9, 2006
(Date of earliest event reported)

KNAPE & VOGT MANUFACTURING COMPANY
(Exact Name of Registrant as Specified in Charter)

Michigan (State or Other Jurisdiction of Incorporation)	000-01859 (Commission File Number)	38-0722920 (IRS Employer Identification no.)

2700 Oak Industrial Drive, N.E. Grand Rapids, MI (Address of principal executive office)	49505 (Zip Code)

Registrant’s telephone number, including area code: (616) 459-3311

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[x]     Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[x]     Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12).
[ ]      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240-14d-2(b)).
[ ]      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c)).

Item 1.01 Entry into a Material Definitive Agreement

        On February 9, 2006, Knape & Vogt Manufacturing Company (“Knape & Vogt”), Wind Point Partners V, L.P. (“Wind Point Partners”) and Slideco, Inc., a wholly- owned subsidiary of Wind Point Partners (“Merger Sub”) entered into an Agreement and Plan of Merger (the “Merger Agreement”). The Merger Agreement provides that, upon the terms and subject to the conditions set forth in the Merger Agreement, the Merger Sub will merge with and into Knape & Vogt with Knape & Vogt continuing as the surviving entity.

        At the effective time and as a result of the Merger, Knape & Vogt will become a wholly-owned subsidiary of Wind Point Partners and each share of Knape & Vogt stock will be converted into the right to receive cash in the amount of $19.00 per share. The Merger Agreement also provides for payment of the quarterly dividend declared in January 2006.

        Consummation of the Merger is subject to satisfactory completion of the Wind Point Partners due diligence process, Wind Point Partners’ ability to secure adequate financing commitments from its lenders and other customary conditions of closing.

        Knape & Vogt and Wind Point Partners have made customary representations, warranties and covenants in the Merger Agreement. Covenants of Knape &Vogt include (i) for its Board of Directors to recommend adoption and approval by its shareholders of the Merger Agreement, (ii) not to solicit proposals relating to alternative business combination transactions and (iii) not to enter into discussions concerning or provide confidential information in connection with alternative business combination transactions, all subject to specified terms and conditions.

        The Merger Agreement contains certain termination rights for both Knape & Vogt and Wind Point Partners, and provides that, upon termination of the Merger Agreement under specified circumstances, Knape & Vogt may be required to pay Wind Point Partners a termination fee of $3.0 million if Knape & Vogt enters into a binding agreement with another company for the sale of the business or if the Knape & Vogt Board of Directors fails to recommend the Merger to the Knape & Vogt shareholders or subsequently withdraws their recommendation and on certain other terminations to reimburse Wind Point Partners for out-of-pocket expenses up to $1.0 million or $2.0 million.

        The foregoing description of the Merger Agreement does not purport to be complete and is qualified in its entirety by reference to the Merger Agreement, which is filed as Exhibit 2.1 hereto, and is incorporated into this report, by reference.

Item 8.01 Other Events

        On February 10, 2006, Knape & Vogt Manufacturing Company and Wind Point Partners issued a joint press release announcing execution of the Merger Agreement.

        The press release is attached as Exhibit 99.1 and is incorporated herein by reference.

        This Form 8-K contains forward-looking statements. Forward-looking statements are identifiable by words or phrases indicating that Knape & Vogt or its management “anticipates”, “believes”, “expects”, “looks forward”, “plans” that a particular occurrence “will” be the result or occur; that an “opportunity” will be realized, or similarly stated expectations. These forward-looking statements are subject to a number of factors that could cause actual results to differ materially. For these statements, we claim the protection of the safe harbor for forward-looking statements contained in the Private Securities Litigation Reform Act of 1995. The following important factors could affect future results and could cause those results to differ materially from those expressed in the forward-looking statement: a significant change in the timing of, or the imposition of any government conditions to, the closing of the transaction; the results of due diligence; and the ability of Wind Point Partners to secure acceptable financing.

Additional Information and Where to Find It

        In connection with the proposed transaction, a proxy statement of Knape & Vogt, and other materials will be filed with the Securities and Exchange Commission (“SEC”). We urge investors to read these important documents when they become available. Investors will be able to obtain free copies of the proxy statement, as well as other filed documents containing information about the Knape & Vogt at www.sec.gov, the SEC’s website after the documents have been filed. Investors may also obtain free copies of these documents at www.kv.com, or by request to Knape & Vogt, Legal Services, 2700 Oak Industrial Drive NE, Grand Rapids, MI 49505.

Participants in the Solicitation

        Knape & Vogt and its respective directors, executive officers and other employees may be deemed to be participants in the solicitation of proxies from Knape & Vogt shareholders with respect to the proposed transaction. Information about Knape & Vogt’s directors and executive officers is available in Knape & Vogt’s annual report on Form 10-K for the year ended July 2, 2005. Additional information about the interest of potential participants will be included in the proxy statement and other materials filed with the SEC.

Item 9.01 Financial Statements and Exhibits

(c) Exhibits

Exhibit No.	Description

2.1	Agreement and Plan of Merger dated as of February 9, 2006 among Knape & Vogt Manufacturing Company, Slideco, Inc. and Wind Point Partners V, L.P. (the schedules and exhibits have been omitted pursuant to Item 601(b)(2) of Regulation S-K).

99.1	Press Release issued jointly by Knape & Vogt Manufacturing Company and Wind Point Partners, dated February 10, 2006.

SIGNATURES

        Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Date: February 10, 2006 Date: February 10, 2006	KNAPE & VOGT MANUFACTURING COMPANY
(Registrant)

s/ William R. Dutmers
William R. Dutmers
Chairman of the Board and Chief Executive Officer

s/ Leslie J. Cummings
Leslie J. Cummings
Vice President of Finance and Treasurer

EXHIBIT INDEX

Exhibit 2.1      Agreement and Plan of Merger Dated February 9, 2006

Exhibit 99.1      Press Release Dated February 10, 2006